Exhibit 99.1

NEWS RELEASE

27680 Franklin Road • Southfield, Michigan 48034

FOR IMMEDIATE RELEASE

Diversified Restaurant Holdings Reports 12.5% Growth in Revenue
for 2014 First Quarter

●	Achieved first quarter revenue of $30.5 million; up 12.5% over prior-year period

●	Adjusted EBITDA , a non-GAAP measure(1), increased 15.3% to $3.7 million; Restaurant-level EBITDA gained 22.8% to $5.8 million

●	Comparable store restaurant sales increased 1.2% in the quarter; sales heavily impacted by harsh winter weather as a result of geographic concentration in the Midwest

●	On track for 2014 revenue of approximately $125.0 million to $130.0 million and eleven new restaurants

SOUTHFIELD, MI, May 9, 2014 -- Diversified Restaurant Holdings, Inc. (NASDAQ: BAGR) ("DRH" or the "Company"), the creator, developer and operator of the unique, full-service, ultra-casual restaurant and bar Bagger Dave's Burger Tavern® ("Bagger Dave's") and one of the largest franchisees for Buffalo Wild Wings® ("BWW") today announced results for its first quarter ended March 30, 2014.

First quarter revenue of $30.5 million was up $3.4 million, or 12.5%, from the first quarter of 2013. Sales growth was primarily driven by the addition of ten new restaurants since last year’s first quarter, which included seven Bagger Dave’s and three BWW. Comparable-store sales increased 1.2% on a consolidated basis for the first quarter of 2014. There were 36 comparable restaurants for the period, which included 29 BWW and 7 Bagger Dave’s. Increased menu pricing and the extra day from the Easter holiday falling in last year’s first quarter, offset negative traffic due to severe weather in over 80% of the Company’s locations.

“We performed well in the quarter despite the bad winter that heavily impacted our region,” commented Michael Ansley, President and CEO of DRH. “More importantly, we remain on track to continue our momentum by opening 11 new locations and execute on our strategic plan in 2014.”

At the end of the first quarter, the Company had 54 restaurants, comprised of 18 Bagger Dave’s and 36 BWW. This was an increase of 22.7% from 44 restaurants at the end of the prior-year first quarter. DRH expects to end the year with 65 restaurants.

Net income in the first quarter of 2014 was $0.4 million compared with $0.2 million in the same period of the prior year.

First Quarter 2014 Operating Results

Food, beverage, and packaging costs as a percentage of revenue declined to 28.6% compared with 31.7% in the first quarter of 2013. The 310 basis point improvement was due to lower bone-in chicken wing pricing. Average cost per pound for bone-in chicken wings was $1.33 in first quarter of 2014 compared with $2.10 in the first quarter 2013.

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Diversified Restaurant Holdings Reports 2014 First Quarter Revenue Growth of 12.5%
May 9, 2014

Compensation costs increased by $1.0 million, or 13.4%, to $8.0 million.  The increase was driven by additional staffing required for the 10 new restaurants.  As a percentage of revenue, compensation costs were 26.2% compared with 26.0% in the same quarter last year.

Occupancy costs were up $0.2 million, or 8.0%, to $1.7 million in the quarter, mostly as a result of the additional restaurants. Nonetheless, occupancy costs as a percentage of sales decreased 30 basis points to 5.4% in the quarter.

Other operating costs increased by $1.0 million, or 18.3%, to $6.3 million with the additional restaurants.  Other operating costs as a percentage of sales increased to 20.6% when compared with 19.6% in the first quarter of 2013. Utility costs were higher with the colder than average temperatures in the Midwest during the first quarter of 2014.

General and administrative (“G&A”) expenses increased by $0.6 million, or 38.6%, to $2.1 million in the quarter.  G&A expenses as a percentage of sales were up to 6.9% in the 2014 first quarter from 5.6% in the prior-year period due to increased marketing and advertising expense consistent with the Company’s increase in sales and favorable timing of expenses in the first quarter 2013.

Pre-opening costs decreased by $0.1 million, or 8.2%, to $0.5 million in first quarter 2014 from $0.6 million in first quarter 2013.   The difference in pre-opening costs was primarily due to the timing of new restaurant development. Pre-opening costs as a percentage of sales decreased to 1.8% in first quarter 2014 from 2.2% in first quarter 2013.

Depreciation and amortization increased by $0.5 million, or 35.7%, to $2.2 million in first quarter 2014 from $1.7 million in first quarter 2013.  This increase was primarily due to the opening of 10 new restaurants in 2013.  Depreciation and amortization as a percentage of sales increased to 7.4% in first quarter 2014 from 6.1% in first quarter 2013 primarily due to the increase in real estate purchases as an alternative to leasing.

Adjusted EBITDA was $3.7 million, or 12.2% of revenue, for the 2014 first quarter compared with $3.2 million, or 11.9% of revenue, in the first quarter of 2013. Restaurant-level EBITDA increased 19.2% to $5.8 million for the first quarter of 2014 from the same period of the prior year. (1)DRH believes that, when used in conjunction with GAAP measures, restaurant-level EBITDA and adjusted EBITDA, which are non-GAAP measures, provide additional information related to its operating performance. (See reconciliation of restaurant-level EBITDA and adjusted EBITDA in the supplemental tables included at the end of this release.)

Balance Sheet

Cash, cash equivalents and investments were $15.6 million at March 30, 2014, compared with $18.1 million at December 29, 2013. The Company believes that its existing cash, cash from operations, and the $63.0 million April 2013 Senior Secured Credit Facility will be sufficient to meet its operational funding, development, and obligations.

Fiscal 2014 Outlook

“We continue to stay ahead of the curve and further differentiate Bagger Dave’s. We have recently done so with our new menu introduction, which has been well received by customers, as was our new Fresh Rewards Loyalty Program,” commented Mr. Ansley. “We are excited to begin opening our newly designed Bagger Dave’s, creating a more upbeat and entertaining environment, evolving our brand even further.”

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Diversified Restaurant Holdings Reports 2014 First Quarter Revenue Growth of 12.5%
May 9, 2014

For 2014, DRH reiterated its plans:

●	Open eleven new locations in 2014. Eight restaurants will be the Company’s original Bagger Dave’s concept, while the remaining three will be BWW.

●	Revenue for fiscal year 2014 is expected to be in the range of $125.0 million to $130.0 million. This will represent an increase of approximately 15.0% to 20.0% over 2013.

●	The Company’s adjusted EBITDA is expected to be in the range of $13.5 million to $14.5 million. Restaurant-level EBITDA for 2014 is expected to be around $22.0 million to $23.5 million.

Mr. Ansley concluded, “We are executing a very well planned marketing program in the second quarter as we look to broaden the awareness of our always fresh food, customized bar experience, quality service and friendly atmosphere for all ages. Our differentiators are essential to delighting our guests and driving brand development. We are establishing a solid foundation for continued expansion in the Midwestern region.”

Webcast and Conference Call

DRH will host a conference call and webcast on Friday, May 9, 2014 at 10:00 a.m. Eastern Time, during which management will review the financial and operating results for the first quarter and discuss its corporate strategies and outlook. The review will be accompanied by a slide presentation which will be made available prior to the conference call on the Company’s website at www.diversifiedrestaurantholdings.com. A question and answer session will follow.

The teleconference can be accessed by calling (201) 493-6780. The webcast can be monitored on the Company’s website at www.diversifiedrestaurantholdings.com.

A telephonic replay will be available from 1:00 p.m. Eastern Time on the day of the teleconference through Friday, May 16, 2014. To listen to a replay of the call, dial (858) 384-5517 and enter the conference ID number 10000465, or access the webcast replay via the Company’s website at www.diversifiedrestaurantholdings.com, where a transcript will also be posted once available.

About Diversified Restaurant Holdings

Diversified Restaurant Holdings, Inc. (NASDAQ: BAGR) (“DRH” or the “Company”) owns and operates Bagger Dave's Burger Tavern, a full-service, family-friendly restaurant and full bar with a casual, comfortable atmosphere specializing in custom-built, proprietary, fresh prime rib recipe burgers, famous all-natural turkey burgers, hand-cut fries, locally crafted beers on draft, hand-dipped milk shakes, salads, black bean turkey chili, and much more. Currently there are 18 company-owned Bagger Dave's restaurants in Michigan and Indiana. DRH will open eight additional company-owned locations during 2014 in Indiana and Michigan. For more information, visit www.baggerdaves.com.

The Company also operates 36 Buffalo Wild Wings Grill & Bar franchised restaurants in Indiana, Illinois, Michigan and Florida, with an Area Development Agreement to open an additional 13 locations by 2017. DRH will open three more units in Michigan, Indiana and Florida in 2014.

The Company routinely posts news and other important information on its website at www.diversifiedrestaurantholdings.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements which reflect DRH's current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words "anticipate," "believe," "expect," "intend," "plan," "project," "will continue," "will likely result," "may," and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations. Some of these risks include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to our business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of DRH. Forward-looking statements contained herein speak only as of the date made and, thus, DRH undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

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Diversified Restaurant Holdings Reports 2014 First Quarter Revenue Growth of 12.5%
May 9, 2014

For more information contact:
Investor Contact:	Company Contact:
Alex P. Hamilton/Deborah K. Pawlowski	David G. Burke
Kei Advisors LLC	Chief Financial Officer
716.242.8632/716.843.3908	248.223.9160
ahamilton@keiadvisors.com/dpawlowski@keiadvisors.com

 FINANCIAL TABLES TO FOLLOW

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Diversified Restaurant Holdings Reports 2014 First Quarter Revenue Growth of 12.5%
May 9, 2014

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 30 2014	March 31 2013
Revenue	$30,473,014	$27,079,114
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage, and packaging costs	8,705,423	8,576,047
Compensation costs	7,993,667	7,048,902
Occupancy costs	1,655,551	1,533,005
Other operating costs	6,280,095	5,306,634
Total restaurant operating costs	24,634,736	22,464,588

Gross Profit	5,838,278	4,614,526
Gross Profit Margin	19.2%	17.0%
General and administrative expenses	2,112,562	1,524,130
Pre-opening costs	544,021	592,726
Depreciation and amortization	2,247,460	1,655,484
Loss on disposal of property and equipment	156,065	35,074
Total operating expenses	5,060,108	3,807,414

Operating profit	778,170	807,112
Operating Profit Margin	2.6%	3.0%

Interest expense	(476,401)	(469,211)
Other income, net	13,030	2,319
Income before income taxes	314,799	340,220

Income tax provision (benefit)	(53,058)	101,820

Net income	$367,857	$238,400

Basic earnings per share	$0.01	$0.01
Fully diluted earnings per share	$0.01	$0.01

Weighted average number of common shares outstanding
Basic	26,048,805	18,959,846
Diluted	26,153,595	19,094,786

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Diversified Restaurant Holdings Reports 2014 First Quarter Revenue Growth of 12.5%
May 9, 2014

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 30 2014	December 29 2013
	(unaudited)
ASSETS

Current assets
Cash and cash equivalents	$8,524,841	$9,562,473
Investments	7,119,976	8,561,598
Accounts receivable	582,022	1,248,940
Inventory	1,091,811	1,017,626
Prepaid assets	304,484	555,144
Total current assets	17,623,134	20,945,781

Deferred income taxes	1,227,742	1,162,761
Property and equipment, net	60,933,254	58,576,734
Intangible assets, net	3,059,419	2,948,013
Goodwill	8,578,776	8,578,776
Other long-term assets	143,303	121,668
Total assets	$91,565,628	$92,333,733

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$2,360,215	$4,416,092
Accrued compensation	1,576,736	2,060,082
Other accrued liabilities	1,499,214	809,104
Current portion of long-term debt	8,850,549	8,225,732
Current portion of deferred rent	370,098	306,371
Total current liabilities	14,656,812	15,817,381

Deferred rent, less current portion	3,218,520	3,420,574
Unfavorable operating leases	757,930	759,065
Other liabilities	443,540	327,561
Long-term debt, less current portion	38,005,669	38,047,589
Total liabilities	57,082,471	58,372,170

Stockholders' equity
Common stock - $0.0001 par value; 100,000,000 shares authorized; 26,051,123 and 26,049,578, respectively, issued and outstanding	2,580	2,580
Additional paid-in capital	35,375,590	35,275,255
Accumulated other comprehensive loss	(191,962)	(245,364)
Accumulated deficit	(703,051)	(1,070,908)
Total stockholders' equity	34,483,157	33,961,563

Total liabilities and stockholders' equity	$91,565,628	$92,333,733

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Diversified Restaurant Holdings Reports 2014 First Quarter Revenue Growth of 12.5%
May 9, 2014

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	March 30 2014	March 31 2013
Cash flows from operating activities
Net income	$367,857	$238,400
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,268,985	1,655,484
Realized loss on sales of investments	19,175	-
Loss on disposal of property and equipment	156,065	35,074
Share-based compensation	85,320	79,052
Deferred income taxes	(92,337)	76,607
Changes in operating assets and liabilities that provided (used) cash
Accounts receivable	666,918	(25,823)
Inventory	(74,185)	(251,045)
Prepaid assets	250,660	172,167
Intangible assets	(27,849)	(20,416)
Other long-term assets	(21,635)	20,542
Accounts payable	(1,175,071)	(933,248)
Accrued liabilities	368,723	(572,387)
Deferred rent	(138,327)	372,023
Net cash provided by operating activities	2,654,299	846,430

Cash flows from investing activities
Purchases of investments	(2,500,600)	-
Proceeds from sale of investments	3,955,969	-
Purchases of property and equipment	(5,626,473)	(3,388,638)
Net cash used in investing activities	(4,171,104)	(3,388,638)

Cash flows from financing activities
Proceeds from issuance of long-term debt	2,240,580	2,842,337
Repayments of long-term debt	(1,657,683)	(1,336,862)
Payment of loan fees	(118,739)	-
Proceeds from employee stock purchase plan	15,015	-
Net cash provided by financing activities	479,173	1,505,475

Net decrease in cash and cash equivalents	(1,037,632)	(1,036,733)

Cash and cash equivalents, beginning of period	9,562,473	2,700,328

Cash and cash equivalents, end of period	$8,524,841	$1,663,595

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Diversified Restaurant Holdings Reports 2014 First Quarter Revenue Growth of 12.5%
May 9, 2014

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation between Net Income and Restaurant-Level and Adjusted EBITDA

	Three Months Ended
	March 30 2014	March 31 2013
Net income attributable to DRH	$367,857	$238,400
+ Income tax provision	(53,058)	101,820
+ Change in fair value of derivative instruments	-	-
+ Interest expense	476,401	469,211
+ Other income, net	(13,030)	(2,319)
+ Loss on disposal of property and equipment	156,065	35,074
+ Depreciation and amortization	2,247,460	1,655,484
EBITDA	3,181,695	2,497,670
+ Pre-opening costs	544,021	592,726
+ Non-recurring expenses (restaurant level)	-	140,000
Adjusted EBITDA	3,725,716	3,230,396
Adjusted EBITDA margin (%)	12.2%	11.9%

+ General and administrative	2,112,562	1,524,130
Restaurant–Level EBITDA	$5,838,278	$4,754,526
Restaurant–Level EBITDA margin (%)	19.2%	17.6%

Restaurant-Level EBITDA represents net income (loss) attributable to DRH plus the sum of non-restaurant specific general and administrative expenses, restaurant pre-opening costs, loss on property and equipment disposals, the change in fair value of derivative instruments, depreciation and amortization, other income and expenses, interest, taxes, income attributable to noncontrolling interest and non-recurring acquisition related expenses in Q1 2013 and non-recurring expenses related to the NASDAQ listing in Q2 2013. Adjusted EBITDA represents net income (loss) attributable to DRH plus the sum of restaurant pre-opening costs, loss on property and equipment disposals, the change in fair value of derivative instruments, depreciation and amortization, other income and expenses, interest, taxes, income attributable to noncontrolling interest, and non-recurring expenses. We are presenting Restaurant-Level EBITDA and Adjusted EBITDA, which are not presented in accordance with GAAP, because we believe they provide an additional metric by which to evaluate our operations. When considered together with our GAAP results and the reconciliation to our net income, we believe they provide a more complete understanding of our business than could be obtained absent this disclosure. We use Restaurant-Level EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, income from operations, net income, and cash flows from operations, to assess our historical and prospective operating performance and to enhance the understanding of our core operating performance. Restaurant-Level EBITDA and Adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; (ii) we believe investors will find these measures useful in assessing our ability to service or incur indebtedness; and (iii) they are used internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors.

Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and restaurant pre-opening costs, both which are non-recurring at the restaurant level. The use of Restaurant-Level EBITDA thereby enables us and our investors to compare our operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency, and performance. The use of Restaurant-Level EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based on GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structure and cost of capital (which affect interest expense and tax rates) and differences in book depreciation of property and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management team believes that Restaurant-Level EBITDA and Adjusted EBITDA facilitate company-to-company comparisons within our industry by eliminating some of the foregoing variations.

Restaurant-Level EBITDA and Adjusted EBITDA are not determined in accordance with GAAP and should not be considered in isolation or as an alternative to net income, income from operations, net cash provided by operating, investing, or financing activities, or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Neither Restaurant-Level EBITDA nor Adjusted EBITDA should be considered as a measure of discretionary cash available to us to invest in the growth of our business. Restaurant-Level EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies and our presentation of Restaurant-Level EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual items. Our management recognizes that Restaurant-Level EBITDA and Adjusted EBITDA have limitations as analytical financial measures, including the following:

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect our current capital expenditures or future requirements for capital expenditures;
•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, associated with our indebtedness;
•

Restaurant-Level EBITDA and Adjusted EBITDA do not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, nor do Restaurant-Level EBITDA and Adjusted EBITDA reflect any cash requirements for such replacements;

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect disposals or other non-recurring income and expenses;
•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect changes in fair value of derivative instruments;
•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect restaurant pre-opening costs; and
•	Restaurant-Level EBITDA does not reflect general and administrative expenses.